UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 5, 2011

River Valley Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-21765	35-1984567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 Clifty Drive P.O. Box 1590 Madison, Indiana		47250-0590
(Address of Principal Executive Offices)		(Zip Code)

(812) 273-4949
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On December 5, 2011, River Valley Bancorp (the “Registrant”) and Citizens Union Bancorp of Shelbyville, Inc. (“Citizens”) jointly announced the signing of a definitive agreement (the “Agreement”) pursuant to which River Valley Financial Bank, a federal savings association and wholly-owned subsidiary of Registrant, will merge (the “Merger”) with Dupont State Bank (“Dupont”), an Indiana commercial bank and wholly-owned subsidiary of Citizens.  The surviving entity which will be an Indiana commercial bank named River Valley Financial Bank, will be wholly owned by Registrant from and after the closing.

The Agreement provides that upon the effective date of the Merger (the “Effective Time”),  Citizens will receive $6,275,000 (the “Merger Consideration”) for its shares of Dupont.

River and RVB have the right to terminate the Agreement under certain circumstances, including if:

(1)           Dupont’s closing book value (net of transaction expenses or extraordinary accruals required by the Agreement) is less than $7,332,000, unless the Merger Consideration is reduced by the amount below that minimum book value, in which case River shall be obligated to proceed with the Merger;

(2)           Dupont’s Real Estate Owned exceeds $2.0 million; or

(3)           Dupont’s delinquent loans (equal to loans with principal or interest that are 30 days or more past due, nonaccruing loans and restructured and impaired loans) exceed 4% of total loans.

A copy of the Agreement is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Registrant has agreed to pay Citizens a termination fee of $400,000 if the Agreement is terminated by River or RVB because Dupont enters into a definitive agreement with a third party for a merger, asset sale or similar transaction involving Dupont.  River or RVB will owe Citizens a $400,000 termination fee if the Agreement is terminated because the regulatory agencies who need to approve the Merger impose a capital condition which River deems unduly burdensome.

The Merger will be accounted for as a purchase and is expected to close by the end of the second quarter of 2012.  The Agreement has been approved by the boards of directors of Registrant, River, Citizens and Dupont.  However, the closing of the Merger is subject to other conditions, including the receipt of regulatory approvals and the expiration of any applicable waiting periods following such approvals.

Cautionary Statement

The representations, warranties and covenants contained in the Agreement were made only for purposes of such Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, and are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement.  The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Registrant, or any of its subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in Registrant’s public disclosures.

Pursuant to General Instruction F to Form 8-K, a press release issued jointly by Registrant and Citizens is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Reorganization Agreement among River Valley Bancorp, River Valley Financial Bank, Citizens Union Bancorp of Shelbyville, Inc. and Dupont State Bank dated December 5, 2011

99.1	Joint Press Release dated December 5, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: December 5, 2011	RIVER VALLEY BANCORP

	By:	/s/ Matthew P. Forrester
Matthew P. Forrester, President and CEO

EXHIBIT INDEX

Exhibit No.	Description

2.1	Reorganization Agreement among River Valley Bancorp, River Valley Financial Bank, Citizens Union Bancorp of Shelbyville, Inc. and Dupont State Bank dated December 5, 2011

99.1	Joint Press Release dated December 5, 2011